Exhibit 99.1

     Stoe Named COO of Worthington; Goussetis Becomes President of Cylinders

     COLUMBUS, Ohio--(BUSINESS WIRE)--Dec. 6, 2005--Worthington Industries' (NYSE: WOR) Chairman and CEO John P. McConnell announced today the appointment of George P. Stoe as Executive Vice President and Chief Operating Officer. Harry
A. Goussetis, Vice President of Human Resources, succeeds Stoe as President of Worthington Cylinders.
     "George has done a tremendous job as president of our cylinder business where he drove growth, productivity and safety," McConnell said. "We will put his strong strategic and tactical skills to use across the company as he works closely with each of our business segments. His leadership has been invaluable in driving our international business in cylinders."
     Stoe, 59, has been with the company since January of 2003. He started his career in the aluminum industry and served in a variety of sales, manufacturing and executive roles with Howmet Aluminum and Alumax, Inc. In 1997, Stoe was named chief operating officer of Wise Metals Group and president of Wise Alloys, a large aluminum rolling mill complex in Northwest Alabama. He became president of Zinc Corporation of America in 2000.
     Goussetis, 51, has been Vice President of Human Resources for Worthington since January of 2001. He previously served as vice president of legal and administration for Worthington Cylinders and was assistant general counsel at corporate.
     "There is great opportunity underway in the cylinder operation and Harry is well prepared to take the reigns and continue its growth," stated McConnell. "He is a veteran of the company with more than 20 years of experience. He will be a strong addition to our team of presidents."
     In addition, McConnell announced that Eric Smolenski will become the vice president of human resources for the corporation. Smolenski has more than 10 years of experience with the company, largely in human resources and most recently as director of human resources services in corporate.
     Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stampings and laser welded blanks. The company employs 7,500 people and operates 65 facilities in 10 countries.

     Safe Harbor Statement

     The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information, constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.


     CONTACT: Worthington Industries, Inc.
              Corporate Communications:
              Cathy Mayne Lyttle, 614-438-3077
              cmlyttle@WorthingtonIndustries.com
              or
              Investor Relations:
              Allison McFerren Sanders, 614-840-3133
              asanders@WorthingtonIndustries.com